For Immediate Release                                                  #00-11

Contact: Lew Nevins
         Vice President, Investor Relations
         Tel:  (972) 858-6025

                         EARTHCARE ENTERING SOLID WASTE

Dallas, TX, March 29, 2000 - EarthCare Company (NASDAQ: ECCO) today announced that it intends to sign a management agreement to provide management and other support services to a solid waste company located in the Southeast. As a result of this announcement, two current members of its Board of Directors have resigned.

Earl E. DeFrates and William P. Hulligan have non-compete agreements that prohibit them from serving on the Board of a company with any solid waste interests. As a result of these agreements, both Mr. DeFrates and Mr. Hulligan have resigned effective immediately from the Board of Directors of EarthCare Company. Furthermore, Mr. DeFrates will no longer be available to provide consulting services to EarthCare.

Donald Moorehead, Chairman and Chief Executive Officer of EarthCare, said, "I am excited about this opportunity in the solid waste business. This should lead to significant opportunities for the Company in the future. It's unfortunate that as a result of this transaction, Bill Hulligan and Earl DeFrates must resign from our Board. Both have made significant contributions to the development of our Company and I will miss their advice and counsel in the future."

EarthCare is a comprehensive service organization with business units serving the waste and information needs of a variety of residential, commercial and industrial customers.

Forward-looking statements in this release involve a number of risks and uncertainties that may cause actual results to differ materially from expected results. These risks and uncertainties are described in detail in the Company's filings with the Securities and Exchange Commission.